Exhibit 10.1
AGREEMENT

This Agreement, dated as of December 23, 2011 (the “Agreement”), is by and among SeaBright Holdings, Inc., a Delaware corporation (the “Company”), and the other parties signatory hereto (collectively, the “Investors”).

WHEREAS, the Investors beneficially own (as defined below) the number of shares (the “shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) specified on Schedule A of this Agreement and economically own (as defined below) the same number of shares of Common Stock specified on Schedule A of this Agreement; and

WHEREAS, the Investors have requested, and the Company has agreed, subject to the terms and conditions of this Agreement, to expand the size of the Board of Directors of the Company (the “Board”) and appoint the Investor Appointed Director (as defined herein) to fill the vacancy resulting therefrom.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Defined Terms.  For purposes of this Agreement:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           “Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c)           The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.  The terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own”, except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of capital stock of the Company in which such person has any economic interest, including pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(d)           The “Standstill Period” means the period from the date of this Agreement through the earlier of (i) the date on which the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) concludes without adjournment, (ii) the date of the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) or the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) if the Investor Appointed Director (or the applicable replacement nominee pursuant to clause (z) below) is not elected to the Board at the 2012 Annual Meeting or the 2013 Annual Meeting, respectively, and (iii) such date, if any, as the Company shall have materially breached any of its commitments or obligations set forth hereunder and shall not have cured such breach after fifteen (15) days’ written notice from the Investors; provided, that the Investors may terminate the Standstill Period at any time by written notice to the Company if (v) the Nominating and Corporate Governance Committee of the Board does not deliver to the Investors, on or prior to the date that is 30 days prior to the first day of the notice period specified in the advance notice bylaw (Article II, Section 11 of the Company’s By-laws) for the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), its written commitment to include the Investor Appointed Director (or the applicable replacement nominee agreed pursuant to clause (z) below) as part of the Company’s slate of nominees for director of the Company for the 2013 Annual Meeting unless the Investor Appointed Director (or such replacement nominee) refuses to serve, (w) the Nominating and Corporate Governance Committee of the Board does not deliver to the Investors, on or prior to the date that is 30 days prior to the first day of the notice period specified in the advance notice bylaw (Article II, Section 11 of the Company’s By-laws) for the 2014 Annual Meeting, its written commitment to include the Investor Appointed Director (or the applicable replacement nominee agreed pursuant to clause (z) below) as part of the Company’s slate of nominees for director of the Company for the 2014 Annual Meeting unless the Investor Appointed Director (or such replacement nominee) refuses to serve, (x) the Investor Appointed Director (or the applicable replacement nominee pursuant to clause (z) below) resigns, in which case the Standstill Period shall terminate on the later to occur of the date of such resignation or the date that is 30 days prior to the first day of the notice period specified in the advance notice bylaw (Article II, Section 11 of the Company’s By-laws) applicable to the 2013 Annual Meeting, (y) the Investor Appointed Director (or the applicable replacement nominee pursuant to clause (z) below) is not included as part of the Company’s slate of nominees for director of the Company for the Company’s 2013 Annual Meeting or 2014 Annual Meeting or (z) in the event that (1) the Investor Appointed Director is unable to serve as a director of the Company as a result of such Investor Appointed Director’s death or incapacity and (2) the Company and the Investors fail to agree on a replacement nominee (or the Company fails to appoint such agreed replacement nominee to the Board) within 60 days following the date that such Investor Appointed Director ceased to be a director of the Company (and in the event that a replacement nominee is so agreed and appointed, references in this Agreement to the Investor Appointed Director shall be deemed to be references to such replacement). In proposing an individual as a replacement nominee pursuant to clause (z) of the immediately preceding sentence, the Investors shall provide the Company with such information regarding such individual as would be required to nominate such individual as a director pursuant to the Company’s By-laws.

ARTICLE II
COVENANTS

Section 2.1            Changes to the Board of Directors and Related Matters.

(a)           Board Expansion and Appointment of New Director. Effective upon the execution and delivery of this Agreement by the parties hereto, the Board has increased in size from six (6) to seven (7) directors (the “Board Expansion”) and Clifford Press (the “Investor Appointed Director”) is elected as a director of the Company whose term shall expire at the 2012 Annual Meeting.  The Company shall nominate Mr. Press (or the applicable replacement nominee agreed pursuant to clause (z) of Section 1.1(d) above) for election to the Board at the 2012 Annual Meeting as part of the Company’s slate of nominees for director.

(b)           Committees.  The Board has three existing committees, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Committees”).  Immediately upon the election of Mr. Press as a director, the Board shall increase the size of the Compensation Committee by one (1) member and shall elect Mr. Press to the Compensation Committee to serve on such Committee during his term as a director.

(c)           Role of the Investor Appointed Director. The Investor Appointed Director will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

Section 2.2             Voting Provisions.  During the Standstill Period, the Investors, together with their respective Affiliates, will cause all shares of Common Stock for which they have the right to vote (or to direct the vote) as of the record date for any meeting of stockholders to be present for quorum purposes and to be voted at any such meeting or at any adjournments or postponements thereof (a) in favor of each director nominated and recommended by the Board for election at any such meeting and (b) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting.

Section 2.3             Other Actions by the Investors.  Each of the Investors agrees that, during the Standstill Period, neither it nor any of its Affiliates or Associates will, without the prior written consent of the Company, directly or indirectly:

(a)           purchase or cause to be purchased or otherwise acquire or agree to acquire economic ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock or any other equity securities of the Company, if in any such case, immediately after the taking of such action, the Investors, collectively with their Affiliates and Associates, would, in the aggregate, economically own more than 9.9% of the then outstanding shares of Common Stock;

(b)           form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy statement of the Company), other than solely with other Investors or one or more Affiliates or Associates of an Investor with respect to the Shares and any other shares of Common Stock acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement;

(c)           solicit proxies or written consents of stockholders, or conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of all of the Company’s nominees;

(d)           seek to call, or request the call of, or call a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company, or make a request for a list of the Company’s stockholders or to inspect the books and records of the Company (including pursuant to any statutory right), or seek election of a nominee to the Board, seek to place a representative on the Board or seek the removal of any director from the Board, or otherwise acting alone, or in concert with others, seek to control or influence the governance or policies of the Company;

(e)           seek to have the Company waive, amend or modify any provisions of the Company’s Certificate of Incorporation or By-laws;

(f)           effect or seek to effect (including by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or economic ownership thereof), or rights or options to acquire any securities (or economic ownership thereof), or any material assets or businesses, of the Company or any of its subsidiaries, except pursuant to the limits specified in paragraph (a) of this Section 2.3, (ii) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(g)           publicly disclose, or cause or facilitate the public disclosure (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of any intent, purpose, plan or proposal to obtain any waiver, or consent under, or any amendment of, any of the provisions of Section 2.2 or Section 2.3, or otherwise (i) publicly seek in any manner to obtain any waiver, or consent under, or any amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity of Section 2.2 or this Section 2.3 or publicly seek a release from the restrictions contained in Section 2.2 or this Section 2.3;

(h)           unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or, any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations by the Company), (ii) in support of any matter described in paragraph (d) above or (iii) concerning any potential matter described in paragraph (e) above; or

(i)           enter into any discussions, negotiations, agreements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 2.3, Section 2.5(b) or Section 3.2 shall be deemed to in any way restrict or limit (a) the Investor Appointed Director’s ability to discuss any matter confidentially with the Company, the Board or any of its members or otherwise to take any action at any meeting of the Board or at any meeting of any committee thereof, in each case, solely in his capacity as a director, (b) the Investors’ ability to take any action required by applicable law (whether or not otherwise restricted by this Section 2.3, Section 3.2); provided, however, notwithstanding the foregoing, any such disclosure of Confidential Information, as applicable, shall remain subject to the procedures set forth in the second sentence of Section 3.2(c), or Section 2.5(b)), or (c) the Investors’ ability to communicate, on a confidential basis, with attorneys, accountants or other advisors (excluding any such advisor who has taken any action that if taken by an Investor would violate this Section 2.3 or 2.5(b)), it being understood that the Investors shall be responsible for ensuring that such attorneys, accountants or other advisors maintain the confidentiality of such information and communications and shall be responsible for any breach of such confidentiality by any such persons.

 Section 2.4            Additional Undertakings by the Investors.  As of the date of this Agreement, none of the Investors, or any of their Affiliates or Associates, are a party (other than with another Investor or an Affiliate or Associate of any Investor) to any verbal or written contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Company, including with respect to transfer or voting of any such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or have otherwise pledged or subjected any securities owned by them to a contingency the occurrence of which would give another person voting power or investment power over such securities.

  Section 2.5            Section 2.5 Publicity.

(a)           Promptly after the execution of this Agreement, the Company and Oliver Press Partners, LLC will issue a press release in the form attached hereto as Schedule B. Each of the parties hereto, on behalf of itself and its Affiliates and Associates, agrees not to make, during the Standstill Period, any other press release or other public statement which refers to or describes the terms of this Agreement or the settlement effected hereby (except with respect to the filing of any Current Report on Form 8-K or other document or report as may be required by the rules of the SEC or the New York Stock Exchange), without first consulting with the Company or the Investors, as the case may be, on any such proposed press release or public statement and giving such person a reasonable prior opportunity to comment thereon.

(b)           During the Standstill Period, none of the Company, any of the Investors or any of their respective Affiliates or Associates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any such party (including such party’s corporate strategy, business, activities, investment policies or management) or any of such party’s respective past, present or future general partners, directors, officers or employees as individuals (recognizing that each party will be free to, after consultation with counsel, make any disclosure that it determines in good faith is required to be made under applicable law or applicable exchange requirement).

ARTICLE III
OTHER PROVISIONS

Section 3.1            Representations and Warranties.

(a)           Representations and Warranties of the Company.  The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Amended and Restated Certificate of Incorporation of the Company or the By-Laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)           Representations and Warranties of the Investors.  Each of the Investors represents and warrants that this Agreement and the performance by each such Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Investor, as amended, or any provision of any agreement or other instrument to which such Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument. The Investors hereby further represent and warrant that, as of the date hereof, they and their Affiliates and Associates are, collectively, the beneficial owners of such number of shares of Common Stock as are set forth on Schedule A of this Agreement and the economic owners of such number of shares of Common Stock as are set forth on Schedule A of this Agreement.

  Section 3.2            Confidentiality.

(a)           In connection with discussions between the Investors and their representatives and the Company and its representatives, the Company or its representatives has and may in the future disclose orally or in writing to the Investors or their representatives information that is confidential to the Company. To protect the confidentiality of such information, and as a condition to the furnishing of such information, the Investors agree, as set forth below, to treat confidentially all such information furnished to or otherwise received by the Investors or their representatives from the Company or on its behalf (herein collectively referred to as the “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” will not include information which (i) becomes available to the public other than as a result of a disclosure by the Investors or their respective representatives in violation of this Agreement or any other Agreement the Investors may have with the Company, (ii) was lawfully available to the Investors or their respective representatives prior to the disclosure to the Investors or its representatives by the Company or on its behalf or (iii) lawfully becomes available to the Investors or their respective representatives from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company of which the Investors have been made aware.

(b)           The Company has no obligation to furnish Confidential Information to the Investors or its representatives by virtue of this Agreement except for Confidential Information provided to the Investor Appointed Director in his capacity as director of the Company.  Each of the Investors hereby acknowledges that it is aware that the United States securities laws place certain restrictions on any person who has material, non-public information with respect to the Company with respect to transacting in the securities of the Company and with respect to communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities.

(c)           The Confidential Information will not be disclosed by the Investors or their respective representatives, except to the extent the Company has given its prior written consent. Notwithstanding anything to the contrary contained in this Section 3.2, the Investors and any of their respective representatives shall be permitted to disclose any Confidential Information to the extent the disclosure of such information is required in any court proceeding, by any governmental authority or by applicable law or regulation; provided, however, that the applicable Investors or representatives shall use their reasonable best efforts to give the Company reasonable advance notice of such required disclosure to enable the Company, at its sole expense, to prevent or limit such disclosure.  This Section 3.2 will survive the termination of the Standstill Period for a period of two (2) years from such termination.

(d)           Notwithstanding the foregoing, the Company understands that the Investor Appointed Director may from time to time provide Confidential Information to the other Investors and that such Investors shall be subject to the restrictions contained in this Section 3.2 as if such information had been disclosed to such Investors directly. Each such Investor further agrees that it will be subject to the same trading policies of the Company to which the Investor Appointed Director is subject.

  Section 3.3            Remedies.

(a)           Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.4            Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.  This Agreement supersedes and terminates any prior confidentiality agreements executed between the Company and any of the Investors including, without limitation, that certain letter agreement dated October 24, 2011.

Section 3.5            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	SeaBright Holdings, Inc. 1501 4th Avenue, Suite 2600 Seattle, WA 98101 Facsimile: (202) 269-8911 Attention: General Counsel
with a copy to:	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Facsimile: (312) 862-2200 Attention: James S. Rowe

if to the Investors:	Oliver Press Partners, LLP 152 West 57th Street 46th Floor New York, New York 10019 Facsimile: (212) 974-1860 Attention: Augustus K. Oliver and Clifford Press
with a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Facsimile: (973) 597-2407 and (973) 597-2471 Attention: Allen B. Levithan and Jeffrey M. Shapiro

Section 3.6             Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 3.7             Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

                Section 3.8             Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.9             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10           Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and to the masculine as well as to the feminine and neuter gender of such terms.   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

SEABRIGHT HOLDINGS, INC.

By:
Name:
Title:

INVESTORS:

OLIVER PRESS PARTNERS, LLC

By:
Name:	Augustus K. Oliver
Title:	Managing Member

OLIVER PRESS INVESTORS, LLC

By:
Name:	Clifford Press
Title:	Managing Member

AUGUSTUS K. OLIVER

Name:	Augustus K. Oliver

CLIFFORD PRESS

Name:	Clifford Press

SCHEDULE A

As of December 23, 2011, the Investors together with their Affiliates and Associates collectively beneficially own an aggregate of 129,300 shares of Common Stock.

The 129,300 shares of Common Stock collectively beneficially owned in the aggregate by the Investors together with their Affiliates and Associates represents 111,900 shares of Common Stock held by Oliver Press Investors, LLC and 17,400 shares of Common Stock held by Clifford Press SEP/IRA. Augustus K. Oliver and Clifford Press, as the Managing Members of Oliver Press Investors, LLC, share the power to vote and to dispose of all of such shares held by Oliver Press Investors, LLC.  Clifford Press has the sole power to vote and dispose of all of such shares held by Clifford Press SEP/IRA.